Exhibit 4.2

CERTIFICATE OF AMENDMENT TO

STATEMENT OF DISSOLUTION

I.	The name of the Partnership is “Offshore Petroleum Investment Partnership”.

II.	This Certificate of Amendment shall amend the Statement of Dissolution filed in this office on February 20, 2024 (the Statement of Dissolution).

III.	The Statement of Dissolution shall be amended as follows:

1.	The name of the Partnership is Offshore Petroleum Investment Partnership.

2.

The original Statement of Partnership Existence was filed with the Secretary of State of the State of Delaware on December 15, 2020, but the Partnership was formed on October 31, 1983. The Restatement of Statement of Partnership Existence of the Partnership was filed with the Secretary of State of the State of Delaware on September 27, 2024.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 27th day of September, 2024.

MANAGING PARTNER:

APACHE CORPORATION

By:	/s/ Rebecca A. Hoyt
Name:	Rebecca A. Hoyt
Title:	Senior Vice President, Chief Accounting Officer, and Controller